UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):            August 30, 2013

AMREP CORPORATION
(Exact name of Registrant as specified in its charter)

Oklahoma	1-4702	59-0936128
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

300 Alexander Park, Suite 204, Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (609) 716-8200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 30, 2013, AMREP Corporation (the “Company”) entered into a settlement agreement (the “Settlement Agreement”) with the Pension Benefit Guaranty Corporation (the “PBGC”).  The PBGC is a wholly-owned United States government corporation established under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to administer the pension plan termination insurance program created by ERISA.

As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the Company has a defined benefit retirement plan for which accumulated benefits were frozen and future service credits were curtailed as of March 1, 2004.  Due to the closing of certain facilities in connection with the consolidation of the Company’s Subscription Fulfillment Services business and the associated work force reduction, ERISA has given the PBGC the right to require the Company to accelerate the funding of approximately $11,688,000 of accrued pension-related obligations to the Company’s defined benefit pension plan.  In August 2012, the Company and the PBGC entered into an agreement pursuant to which the Company made a $3,000,000 cash contribution to the pension plan on August 16, 2012.

In the Settlement Agreement, the PBGC has agreed to forbear from asserting certain rights to obtain payment of the remaining $8,688,000 accelerated funding liability granted to it by ERISA, and the Company has agreed (a) to pay $3,243,000 of the accelerated funding liability as a cash contribution to its pension plan not later than September 9, 2013 and (b) to provide first lien mortgages on certain real property with a current aggregate appraised value of $10,039,000 in favor of the PBGC to secure the unpaid amount of the accelerated funding liability.  In addition, the PBGC has agreed to credit the $426,000 of contributions made by the Company to the pension plan in excess of the 2012 minimum funding requirements towards the accelerated funding liability, so that, after the $3,243,000 payment referred to above, the remaining accelerated funding liability is $5,019,000.

On an annual basis, the Company is required to provide updated appraisals on each mortgaged property and, if the appraised value of the mortgaged properties is less than two times the amount of the accelerated funding liability then outstanding, the Company is required to make a payment to its pension plan in an amount equal to one-half of the amount of the shortfall.  The mortgages in favor of the PBGC will be discharged following the termination date of the Settlement Agreement.  In connection with the Settlement Agreement, the Company has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other requirements, including making all required minimum funding contributions to its pension plan.  The Company’s failure to comply with its obligations under the Settlement Agreement may result in an event of default, which would permit the PBGC to repossess, sell or foreclose on the properties that have been mortgaged in favor of the PBGC.

If the Company complies with the terms of the Settlement Agreement, including making all required minimum funding contributions to its pension plan and any payments required due to any shortfall in the appraised value of the mortgages described above, the Company will not be required to make any further cash payments to its pension plan with respect to the remaining accelerated funding liability.

The Settlement Agreement is scheduled to terminate on the earlier of the date the accelerated funding liability has been paid in full or on August 30, 2018.  Effective on the termination date of the Settlement Agreement, the PBGC will be deemed to have released and discharged the Company and any other members of its controlled group from any claims in connection with such member’s liability or obligations with respect to the accelerated funding liability.

The Settlement Agreement does not address any future events that may accelerate any other accrued pension plan obligations.  The Company may become subject to additional acceleration of its remaining accrued obligations to the pension plan if the Company closes other facilities and further reduces its work force.

The foregoing description of the Settlement Agreement is a summary only and is qualified in all respects by the provisions of the Settlement Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Settlement Agreement, dated as of August 30, 2013, between AMREP Corporation and the Pension Benefit Guaranty Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMREP Corporation

Date: September 4, 2013	By:	/s/ Christopher V. Vitale
Christopher V. Vitale
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Settlement Agreement, dated as of August 30, 2013, between AMREP Corporation and the Pension Benefit Guaranty Corporation.